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                                                                     EXHIBIT 4.4


                             POLYPHASE CORPORATION
                      16885 DALLAS PARKWAY, FOURTH FLOOR
                              DALLAS, TEXAS 75248

                                 May 31, 1994

Mr. James Rudis
Mr. William E. Shatley
Mr. Michael F. Buck
c/o Polyphase Corporation
16885 Dallas Parkway, Fourth Floor
Dallas, Texas 75248

     Re: Stock Option Agreements

Gentlemen:

     As you know, Polyphase Corporation, a Pennsylvania corporation ("Polyphase Pennsylvania"), is proposing to reincorporate in Nevada by merging (the "Merger") Polyphase Pennsylvania with and into a newly formed Nevada subsidiary of Polyphase Pennsylvania ("Polyphase Nevada"). Polyphase Nevada will be the surviving corporation in the Merger. Reference is made to your stock option agreements (the "Agreements"), namely (i) the Stock Option Agreement for James Rudis, dated as of July 9, 1993 (the "Rudis Agreement"), (ii) the Stock Option Agreement for William E. Shatley, dated as of July 9, 1993 (the "Shatley Agreement") and (iii) the Stock Option Agreement for Michael F. Buck, dated as of April 5, 1991 (the "Buck Agreement").

     It is Polyphase Pennsylvania's and Polyphase Nevada's intention, notwithstanding the language in each of the Agreements providing that the Merger will force a termination of the options covered thereby, for Polyphase Nevada to assume the options covered by the Agreements as if the Merger had never occurred. In other words, the Merger will not force a termination of the options covered by the Buck Agreement, the Rudis Agreement or the Shatley Agreement.

     If you are agreeable to this proposal, please sign in the appropriate space below.

                                             Sincerely,

                                             /s/ Paul A. Tanner
                                             Paul A. Tanner, President


ACCEPTED AND AGREED TO:

/s/ James Rudis
--------------------------------
James Rudis

/s/ William E. Shatley
--------------------------------
William E. Shatley

/s/ Michael F. Buck
--------------------------------
Michael F. Buck